UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

TEEN GLOW MAKEUP, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
Common Stock, Par Value $.001

2) Aggregate number of securities to which transaction applies:
8,627,000 shares outstanding of Common Stock

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A

4) Proposed maximum aggregate value of transaction:

N/A

5) Total fee paid:

N/A

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

TEEN GLOW MAKEUP, INC.
16 Market Square Centre
1400 16th Street, Ste 400
Denver CO 80202

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
TO ALL STOCKHOLDERS OF TEEN GLOW MAKEUP, INC.:

To the Stockholders of Teen Glow Makeup, Inc.:

We are sending this notice of shareholder action by written consent of a majority of the shareholders of Teen Glow Makeup, Inc. (the “Company” or “TGMP”) to provide you with notice that a majority of our shareholders have voted to:

•
Accept the capital contribution, from Johannes Petersen, of 8,370,000 shares of the outstanding Common Stock of the Company to be canceled and returned to the pool of the Company’s authorized and unissued shares of common stock; and

•	Change our corporate name from Teen Glow Makeup, Inc. to American Power Corp.; and

•	Increase the amount of authorized shares of Common Stock of the Company to Five Hundred Million (500,000,000); and

•	Amend our corporate charter to include additional articles containing provisions with respect to duration, cumulative voting, preemptive rights, liability limitations and indemnification; and

•	Effect a 340-for-1 forward stock split, whereby each outstanding share of Common Stock shall be converted into 340 shares of common stock.

TGMP common stock currently is traded on the OTC Bulletin Board under the symbol “TGMP.” There is no recent reported closing price of TGMP common stock or last sale information as of April 1, 2010.

The holders of a majority of our outstanding common stock, owning approximately 98.64% of the outstanding shares of our common stock, have executed a written consent in favor of the action described above that is described in greater detail in the Information Statement accompanying this notice. This consent will satisfy the stockholder approval requirement for the proposed action and allow us to take the proposed action on or about April 30, 2010.

WE ARE NOT ASKING FOR A PROXY. Because the written consent of the holders of a majority of our common stock satisfies any applicable stockholder voting requirement of the Nevada Revised Statutes and our Certificate of Incorporation and by-laws, we are not asking for a proxy and you are not requested to send one.

On behalf of the Board of Directors,

                                                                                  /s/ Johannes Petersen
                                                                                  President, Chairman of the Board

This Proxy Statement is dated                     , 2010, and is being first mailed to TGMP shareholders on or about                     , 2010.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Information Statement incorporates important business and financial information about the Company that is not included in or delivered with this Information Statement. Upon written or oral request, this information can be provided. For an oral request, please contact the company at (720) 932-8389. For a written request, mail request to 16 Market Square Centre, 1400 16th Street, Ste 400, Denver CO 80202. To obtain timely delivery, security holders must request the information no later than five business days before ________, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C PROMULGATED THERETO

TEEN GLOW MAKEUP, INC.

TEEN GLOW MAKEUP, INC.
16 Market Square Centre
1400 16th Street, Ste 400
Denver CO 80202

INFORMATION STATEMENT
April 30, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about April 30, 2010 to the record shareholders of Teen Glow Makeup, Inc. at the close of business on April 4, 2010. This Information Statement is being sent to you for information purposes only. No action is requested or required on your part.

As of the close of business on the record date, we had 8,627,000 shares of common stock outstanding. The common stock is our only class of securities entitled to vote. Each outstanding share of common stock is entitled to one vote per share.

This Information Statement is first being mailed on or about April 30, 2010. This Information Statement constitutes notice to our stockholders of corporate action by stockholders without a meeting as required by Section 78.320 of the Nevada Revised Statutes.

INTRODUCTION

This information statement is being furnished to all holders of the Common Stock of TGMP.

The Board of Directors has recommended and the majority shareholder of TGMP has adopted resolutions to affect the following resolutions:

•
To accept the capital contribution, from Johannes Petersen, of 8,370,000 shares of the outstanding Common Stock of the Company to be canceled and returned to the pool of the Company’s authorized and unissued shares of common stock; and

•	To change our corporate name from Teen Glow Makeup, Inc. to American Power Corp.; and

•	To increase the amount of authorized shares of Common Stock of the Company to Five Hundred Million (500,000,000); and

•	Amend our corporate charter to include additional articles containing provisions with respect to duration, cumulative voting, preemptive rights, liability limitations and indemnification; and

•	To effect a 340-for-1 forward stock split, whereby each outstanding share of Common Stock shall be converted into 340 shares of common stock.

This Information Statement is being filed with the Securities and Exchange Commission and is provided to TGMP’s shareholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended.

We are a corporation organized under the laws of Nevada. We are a 1934 Act company with stock registered pursuant to Section 12(g), quoted on the Over the Counter Bulletin Board (OTCBB), under the symbol "TGMP". Information about us can be found in our September 30, 2009 Annual Report filed on Form 10-K and on our December 31, 2009 Quarterly Report on Form 10-Q. Additional information about us can be found in our public filings that can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov, or at other Internet sites such as http://www.freeedgar.com, as well as by such other means from the offices of the SEC.

General Information on Current Projects and Operations

As a shareholder you should be aware that we are in the process of transitioning the business plan of the Company from developing a line of affordable teen cosmetics to the exploration, development and production of coal, oil and natural gas.

The Company was incorporated in the State of Nevada as a for-profit company on August 7, 2007. We are a development-stage company whose original business plan was to create a line of affordable teen makeup, for girls ranging from 13 to 19 years old. On March 31, 2010, we changed our intended business purpose to that of coal, oil and natural gas exploration, development and production. Our new primary business focus is to acquire, explore and develop coal, oil and gas exploration properties in the United States of North America, with a particular focus on the Rocky Mountains region.

On November 20, 2009, Johannes Petersen acquired the majority of the shares of our issued and outstanding common stock in accordance with two stock purchases agreements by and between Mr. Petersen and Ms. Pamela Hutchinson, and Ms. Andrea Mizushima, respectively. The change of control was announced on a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2010.

New Business Description

Our plan of operation is to acquire and conduct exploration work on the properties and prospects we acquire in order to ascertain whether they possess economic quantities of coal and/or hydrocarbons in accordance with available funds. There can be no assurance that an economic coal and/or hydrocarbon reserve exists on any of the exploration prospects we acquire until appropriate exploration work is completed.

Coal, oil and gas exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have yet to acquire exploration properties, upon which we will commence the initial phase of exploration.  We have acquired an assignment of certain contractual rights in coal and minerals located in the Judith Basin County, Montana, however these rights are speculative in nature and additional exploration work is required to determine their value. Once we have completed each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Even if we complete our proposed exploration programs on our properties, and we are successful in identifying the presence of coal and/or hydrocarbons, we will have to spend substantial funds on further drilling, engineering studies, environmental and mine feasibility studies before we will know if we have a commercially viable coal, oil and gas deposit or reserve.

Market Overview for New Business Plan

Coal production in the United States in 2008 reached a record level of 1,171.8 million short tons according to data from the Energy Information Administration, an increase of 2.2% above the 2007 level. Although coal production was higher in 2008, U.S. total coal consumption decreased in all sectors for the year. Coal consumption in the electric power sector in 2008 was lower by 0.4%, while coking coal consumption decreased by 2.8% and the other industrial sector declined by 3.7%.

The commercial and institutional sector, the smallest of all the coal-consuming sectors, declined by 0.6% in 2008. Total coal stocks increased in 2008, as some consumers added to their stockpiles.

The decline in coal consumption during the year was the consequence of slowing domestic economic growth, particularly in the latter half of the year, combined with the weather in 2008, resulting in lower demand for electricity. Total generation in the electric power sector (electric utilities and independent power producers, including useful thermal output) in the U.S. decreased in 2008. Coal-based generation also decreased, resulting in a 4.6 million short ton drop in coal consumed in the electric power sector. Coal use in the non-electricity sector decreased by 3.3% to a level of 80.1 million short tons.

Coal prices increased in 2008, driven, in large part, by the international markets where U.S. coal was in demand. Another factor that affected coal prices was the escalating delivery costs for users due to the growing fuel surcharges added by transportation companies in response to the unprecedented rise in oil prices experienced during the first half of the year. In the domestic markets in 2008, the electric utility price-per-short-ton increase was 14.6%. Coking coal prices had the greatest increase domestically, climbing by 24.4%, while the price for the other industrial sector increased by 16.6% in 2008.

Western Region (includes Montana)

The Western Region is the largest coal-producing region in the U.S., and in 2008 coal production rose by 2.0% to reach a total of 633.6 million short tons, 54% of total U.S. production for the year. The increase of 12.6 million short tons resulted in another record level for the region, the fifth year in a row.

In 2008, Montana, the second largest coal-producing State in the Western Region, produced a total of 44.8 million short tons, an increase of 3.2%. Although there were decreases in production at half of the six mines in the State, the increase in coal production at Spring Creek Coal’s Spring Creek mine of 2.2 million short tons in 2008 to reach a total of 17.9 million short tons, more than offset the declines.

Risks Related to Our New Business Plan

We are dependent on the skill, ability and decisions of third party operators.

We will not operate any of our properties. The success of the drilling, development, production and marketing of the oil and natural gas from our properties is dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Loss of key executives and failure to attract qualified managers, technologists, independent engineers and geologists could limit our growth and negatively impact our operations.

We depend upon our management team to a substantial extent. In particular, we depend upon Mr. Johannes Petersen, our President and Chief Executive Officer, for his skills, experience, and knowledge of the company and industry contacts. The loss of Mr. Petersen could have a material adverse effect on our business, results of operations or financial condition.

As we grow, we may increasingly require field managers with experience in our industry and skilled engineers, geologists and technologists to operate diagnostic, seismic and 3D equipment. It is impossible to predict the availability of qualified managers, technologists, skilled engineers and geologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are particularly necessary to operate systems similar to the ones that we intend to operate.  We may not be able to hire and retain a sufficient number of technologists, engineers and geologists and we may be required to pay bonuses and higher independent contractor rates to our technologists, engineers and geologists which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire qualified managers, technologists, skilled engineers and geologists at economically reasonable compensation levels could adversely affect our ability to operate and grow our business.

Complying with federal and state regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Our operations are directly or indirectly subject to extensive and continually changing regulation affecting mining and the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the mining and oil and natural gas industry and our individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the mining and oil and natural gas industry increases our cost of doing business and, consequently, will affect our profitability.

If operations on the properties we acquire are found to be in violation of any of the laws and regulations to which we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of operations. Any penalties, damages, fines or curtailment of operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. In addition, many of these laws and regulations have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business.

We may experience competition from other energy exploration and production companies, and this competition could adversely affect our revenues and our business.

The market for coal, oil and natural gas recovery projects is generally highly competitive. Our ability to compete depends on many factors, many of which are outside of our control. These factors include: operation of our properties by third party operators, timing and market acceptance, introduction of competitive technologies, price, and purchaser’s interest in acquiring our coal, oil and natural gas output, if any.

Many existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, substantial track records, and significantly greater financial, technical and technological resources than us. This may allow them to devote greater resources to the development and promotion of their coal, oil and natural gas exploration and production projects. Many of these competitors offer a wider range of coal, oil and natural gas opportunities not available to us and may attract business partners consequently resulting in a decrease of our business opportunities. These competitors may also engage in more extensive research and development, adopt more aggressive strategies and make more attractive offers to existing and potential purchasers, and partners. Furthermore, competitors may develop technology and exploration strategies that are equal or superior to us and achieve greater market recognition. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of our target market. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

There can be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Coal, Oil and Natural Gas prices are volatile, and low prices could have a material adverse impact on our business.

Our profitability and future growth and the carrying value of our properties depend substantially on prevailing coal, oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures, if any, and our ability to borrow and raise additional capital. The amount we will be able to borrow under any senior revolving credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce and have an adverse effect on the value of our properties. Prices for coal, oil and natural gas have increased significantly and have been more volatile over the past twelve months. Historically, the markets for coal, oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

-	the domestic and foreign supply of coal, oil and gas;

-	the ability of members of the Organization of Petroleum Exporting Countries, or OPEC, and other producing countries to agree upon and maintain oil prices and production levels;

-	political instability, armed conflict or terrorist attacks, whether or not in oil or gas producing regions;

-	the level of consumer product demand;

-	the growth of consumer product demand in emerging markets, such as China;

-	labor unrest in coal, oil and natural gas producing regions;

-	weather conditions, including hurricanes and other natural disasters;

-	the price and availability of alternative fuels;

-	the price of foreign imports;

-	worldwide economic conditions; and

-	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of coal, oil and gas and our ability to raise capital.

Transportation delays, including as a result of disruptions to infrastructure, could adversely affect our operations.

Our business will depend on the availability of a distribution infrastructure. Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could materially impact our business. Therefore, any unexpected delay in transportation of any coal, oil and natural gas we may produce in the future could result in significant disruption to our operations.

Assets we acquire may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our initial growth is due to acquisitions of properties and/or undeveloped leaseholds. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future energy prices, operating and capital costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. Normally, we would acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties.

As a result of these factors, we may not be able to acquire coal, oil and natural gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable coal, oil and gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of any potential reserves.

Exploration and development drilling efforts and the operation of wells on our properties may not be profitable or achieve our targeted returns

We require significant amounts of undeveloped leasehold acreage in order to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon our initial investments. Additionally, we cannot guarantee that the leasehold acreage we acquire will be profitably developed, that new wells drilled on the properties will be productive or that we will recover all or any portion of our investment in such leasehold acreage, mines or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. We rely to a significant extent on 3D seismic data and other advanced technologies in identifying leasehold acreage prospects and in determining whether or not to participate in a new well. The 3D seismic data and other technologies we use do not allow us to know conclusively prior to acquisition of leasehold acreage or the drilling of a well whether oil or natural gas is present or may be produced economically.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and energy field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel to operate our properties. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services has risen, and the costs of these services are increasing, while the quality of these services may suffer. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel is particularly severe in Colorado and Montana, we could be materially and adversely affected because we expect our properties to be concentrated in those States.

Title to the properties in which we have, or will have, an interest may be impaired by title defects.

We will generally obtain title opinions on significant properties that we have working interests in. However, there is no assurance that we will not suffer a monetary loss from title defects or failure. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

ITEM 1. INFORMATION REQUIRED BY ITEMS OF SCHEDULE 14A

A. NO TIME, PLACE OR DATE FOR MEETING OF SHAREHOLDERS

There WILL NOT be a meeting of the shareholders and none is required under applicable Nevada statutes when an action has been approved by written consent by holders of a majority of the outstanding shares of our Common Stock. This Information Statement is first being mailed on or about April 30, 2010 to the holders of Common Stock as of the Record Date of April 4, 2010.

B. REVOCABILITY OF PROXY

We are not asking you for a proxy and you are requested not to send us a proxy. The revocability of a proxy is therefore not applicable.

C. DISSENTERS' RIGHTS

TGMP is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and the Nevada Revised Statutes. No dissenters' rights under the Nevada Revised Statutes are afforded to the company's stockholders as a result of the adoption of this resolution.

D. PERSONS MAKING THE SOLICITATION

This solicitation is being made by TGMP. This Information Statement is being mailed on or about April 30, 2010 to the stockholders of record Teen Glow Makeup, Inc. at the close of business on April 4, 2010.

E. INTEREST OF CERTAIN PERSON IN MATTERS TO BE ACTED UPON.

No officer, director or director nominee of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer, director or director nominee of the Company.  No director of the Company has informed the Company that he intends to oppose the proposed actions to be taken by the Company as set forth in this Information Statement.

F. THE VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS THEREOF.

On March 30, 2010 our Board of Directors approved the proposal to carry out the following actions:

•
Accept the capital contribution, from Johannes Petersen, of 8,370,000 shares of the outstanding Common Stock of the Company to be canceled and returned to the pool of the Company’s authorized and unissued shares of common stock; and

•	Change our corporate name from Teen Glow Makeup, Inc. to American Power Corp.; and

•	Increase the amount of authorized shares of Common Stock of the Company to Five Hundred Million (500,000,000); and

•	Amend our corporate charter to include additional articles containing provisions with respect to duration, cumulative voting, preemptive rights, liability limitations and indemnification; and

•	Effect a 340-for-1 forward stock split, whereby each outstanding share of Common Stock shall be converted into 340 shares of common stock.

The action was also approved by the written consent of a majority of all shareholders entitled to vote on the record date. The actual affirmative vote was 98.64% of all shares issued and outstanding.

The proposal is not effective before first, completion of this Section 14(c) compliance, and second the mailing or delivery of a definitive Information Statement to shareholders at least 20 days prior to the date that this corporate action may take place.

    VOTING SECURITIES OF THE COMPANY:

As of April 4, 2010 (the "Record Date"), TGMP had 8,627,000 shares of Common Stock issued and outstanding out of 75,000,000 authorized shares of Common Stock.

Only holders of record of the Common Stock at the close of business on the Record Date were entitled to participate in the written consent of our stockholders. Each share of Common Stock was entitled to one vote.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT:

The classes of equity securities of TGMP issued and outstanding are Common Stock, $.001 par value. The table on the following page sets forth, as of April 4, 2010, certain information with respect to the Common Stock owned by (i) each Director, nominee and executive officer of TGMP; (ii) each person who owns beneficially more than 5% of the Common Stock; and (iii) all Directors, nominees and executive officers as a group. The percentage of shares beneficially owned is based on there having been 8,627,000 shares of Common Stock outstanding as of April 4, 2010.

OFFICERS, DIRECTORS AND BENEFICIAL OWNERS, AS OF APRIL 4, 2010

Name and Address of Beneficial Owner	Common Stock Beneficially Owned[1]	Percent of Class
Johannes Petersen [2] 297 Kingsbury Grade, Suite D Post Office Box 4470 Lake Tahoe, NV 89449-6957	8,510,000	98.64%
All directors and executive officers as a group (1 person)	8,510,000	98.64%

[1] Based on 8,627,000 issued and outstanding shares of common stock.

[2] Johannes Petersen is the President, CEO, and a Director of the Company and has served as such since November 20, 2009.

G. DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information concerning the current Directors, nominees and executive officers of the Company, the principal positions with the Company held by such persons and the date such persons became a Director, nominee or executive officer. The Directors serve one year terms or until their successors are elected. The Company has not had standing audit, nominating or compensation committees or committees performing similar functions for the Board of Directors.

Name	Age	Position	Date Appointed
Johannes Petersen	37	President, CEO, and Director	November 20, 2009

Biographies

Mr. Petersen holds a BSc in Economics from Universidad del Pacifico (Peru) and an MBA degree from the London Business School (UK). He brings to the Company experience gained from multiple managerial and directorship positions within diverse private and public companies. Since completing his business school studies, Mr. Petersen gained business development and business planning experience with an emphasis in the resources industry. He has worked in business planning and development for natural resource projects and has also covered several functions within the financial services industry, ranging from fixed income to currency trading.

Mr. Petersen currently sits on the board of directors of Reflection Oil & Gas Partners Ltd., a private UK company of which he was a founder, Hainan Mining Corporation Ltd., a private UK company of which he was a founder, American Sierra Gold Corp., a U.S. public company, currently quoted on the OTCBB, and Silver America Inc.. a U.S. public company, currently quoted on the OTCBB.

Mr. Petersen formerly worked for Dragon Gold Resources Inc. and Century Petroleum Corp., U.S. companies previously listed on the OTC Bulletin Board. He formerly worked in Lima, Peru for the following: Peru Scan Trading SAC, Credibolsa SAB, Banco de Credito del Peru and CONASEV (Peruvian securities regulation agency equivalent to the SEC).

The Company is not aware of any legal proceedings in which any Director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such Director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Company does not have a separately designated standing audit committee. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of the financial statements of the Company. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee. In connection with these new requirements, the Company's Board of Directors examined the Commission's definition of "audit committee financial expert" and concluded that the Company does not currently have a person that qualifies as such an expert. The Company has had minimal operations for the past two (2) years. Presently, there is only one director serving on the Company's Board, and the Company is not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert.” While our current director does not meet the qualifications of an "audit committee financial expert", the Company's director, by virtue of his past employment experience, has considerable knowledge of financial statements, finance, and accounting, and has significant employment experience involving financial oversight responsibilities. Accordingly, the Company believes that its current director capably fulfills the duties and responsibilities of an audit committee in the absence of such an expert.

The Company does not have a nominating and compensation committees of the Board of Directors, or committees performing similar functions.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the Commission. Specific due dates for these reports have been established, and the Company is required to report, in this Schedule 14C, any failure to comply therewith during the fiscal year ended September 30. The Company believes that all of these filing requirements were satisfied by its executive officers, directors and by the beneficial owners of more than 10% of the Company’s common stock. In making this statement, the Company has relied solely on copies of any reporting forms received by it, and upon any written representations received from reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) was required to be filed under applicable rules of the Commission.

H.  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to us for the prior fiscal years ended September 30, 2009, 2008, and 2007, of those persons who were either the chief executive officer during the last completed fiscal year or any other compensated executive officers as of the end of the last completed fiscal year, and whose compensation exceeded $100,000 for those fiscal periods.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Pamela Hutchinson Former President	2007	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0
Johannes Petersen President
	2009	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

We have not entered into any other employment agreements with their employees, Officers or Directors. We have no standard arrangements under which we will compensate their directors for their services provided to them.

To date, no compensation has been awarded to, earned by or paid to Johannes Petersen, in their capacity as chairman of the board, or president of the Company.

I.	INDEPENDENT PUBLIC ACCOUNTANTS

Our principal accountant selected is De Joya Griffith & Company, LLC, Certified Public Accountants & Consultants. We WILL NOT have a meeting of shareholders but De Joya Griffith & Company, LLC, Certified Public Accountants & Consultants will have the opportunity to make a statement if so desired.

We have not had any changes in accountants since inception. Below is breakdown of our Audit Fees paid to De Joya Griffith & Company, LLC, Certified Public Accountants & Consultants for the 2008 and 2009 fiscal year end audits.

Audit Fees

2009:                      $4,500
2008:                      $6,000

Audit Related Fees

None.

Tax Fees

None.

All Other Fees

None.

The following table represents the aggregate fees billed for professional audit services rendered to the independent auditor, De Joya Griffith & Company, LLC, Certified Public Accountants & Consultants (“De Joya”) for our audit of the annual financial statements for the years ended September 30, 2009 and 2008. Audit fees and other fees of auditors are listed as follows:

Year Ended December 31	2009		2008
	De Joya		De Joya

Audit Fees (1)	$4,500	(2)	$6,000	(2)
Audit-Related Fees (3)	--		--
Tax Fees (4)	--		--
All Other Fees (5)	--		--
Total Accounting Fees and Services	$4,500		$6,000

(1)
Audit Fees. These are fees for professional services for the audit of our annual financial statements, and for the review of the financial statements included in our filings on Forms 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	The amounts shown for De Joya relate to services in connection with consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(3)	Audit-Related Fees. These are fees for the assurance and related services reasonably related to the performance of the audit or the review of our financial statements.
(4)	Tax Fees. These are fees for professional services with respect to tax compliance, tax advice, and tax planning.
(5)	All Other Fees. These are fees for permissible work that does not fall within any of the other fee categories, i.e., Audit Fees, Audit-Related Fees, or Tax Fees.

              J.   COMPENSATION PLANS

As of the date of this Information Statement, we have not authorized any equity compensation plan, nor has our Board of Directors authorized the reservation or issuance of any securities under any equity compensation plan.

              K.  AUTHORIZATION OR ISSUANCE OF SECURITIES OTHERWISE THAN FOR EXCHANGE

An amendment to the Company’s Articles of Incorporation will be filed promptly after the stockholders approve the increase in authorized shares. The Company plans to increase the amount of authorized shares of Common Stock to Five Hundred Million (500,000,000).

L. MODIFICATION OF EXCHANGE OF SECURITIES

An amendment to the Company’s Articles of Incorporation will be filed promptly after the stockholders approve the amendment. The Company plans to amend the corporate charter and modify the Common Stock, par value $.001 to include additional articles containing provisions with respect to duration, cumulative voting, preemptive rights, liability limitations and indemnification

M.  FINANCIAL AND OTHER INFORMATION

Financial Summary Information

Because this is only a financial summary, it does not contain all the financial information that may be important to you. It should be read in conjunction with the financial statements and related notes presented in this section.

Audited Financial Summary Information for the Years Ended September 30, 2009 and 2008

Statements of Operations	For the year ended September 30, 2009	For the year ended September 30, 2008

Revenue	$0	$0
Cost of Revenue	$0	$0
Total Revenue	$0	$0
Operating expenses	$21,338	$12,964
(Loss) from operations	$(21,338)	$(12,964)
Net (loss)	$(21,338)	$(12,964)
Net loss per common share	**	**

** Less than $.01
Balance Sheet	As of September 30, 2009

Cash	$147
Total current assets	$147
Other assets	$0
Total Assets	$0
Current liabilities	$24,664
Stockholders’ Deficit	$(24,517)
Total liabilities and stockholders’ equity	$147

       N.  MERGERS, CONSOLIDATIONS, ACQUISITIONS AND SIMILAR MATTERS

No action is to be taken with respect to mergers, consolidations, acquisitions or similar matters.

              O.  ACQUISITION OR DISPOSITION OF PROPERTY

No action is to be taken with respect to the acquisition or disposition of any property.

              P.  RESTATEMENT OF ACCOUNTS

No action is to be taken with respect to the restatement of any asset, capital, or surplus account of the Company.

Q. ACTION WITH RESPECT TO REPORTS

No action is to be taken with respect to any report of the Company or of its directors, officers or committees or any minutes of a meeting of its security holders.

R. MATTERS NOT REQUIRED TO BE SUBMITTED

No action is to be taken with respect to any matter which is not required to be submitted to a vote of security holders.

S.  AMENDMENT OF CHARTER

NAME CHANGE PROPOSAL

The amendment to the Company’s Articles of Incorporation will change the Company’s name from Teen Glow Makeup, Inc. to American Power Corp.  The Company believes that the name change would be in the best interest of the Company because it would more accurately describe the Company’s business. The Company intends to file the Certificate of Amendment promptly after the stockholders approve the name change at which time the Company will also change its name and stock symbol on the Over the Counter Bulletin Board.

INCREASE IN AUTHORIZED SHARES

The amendment to the Company’s Articles of Incorporation to increase the amount of authorized shares of Common Stock to Five Hundred Million (500,000,000) will also include additional articles containing provisions with respect to duration, cumulative voting, preemptive rights, liability limitations and indemnification. The Company believes that the increase would be in the best interest of the Company because it would allow them to enact a 340 for 1 forward stock split. The Company intends to file the Certificate of Amendment promptly after the stockholders approve the increase in authorized shares.

T.  OTHER PROPOSED ACTION

No action is to be taken on any matter not specifically referred to in this Schedule 14C.

U. VOTING PROCEDURES

The holders of a majority of our outstanding common stock, owning approximately 98.64% of the outstanding shares of our common stock, have executed a written consent in favor of the name change proposal. This consent will satisfy the stockholder approval requirement for the proposed action and allow us to take the proposed action on or about April 30, 2010.

V.  INFORMATION REQUIRED IN INVESTMENT COMPANY PROXY STATEMENT

Not applicable.

              W.  DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS.

See Item 5 of this Information Statement on Schedule 14C.

ITEM 2. STATEMENTS THAT PROXIES ARE NOT SOLICITED.

WE ARE NOT ASKING FOR A PROXY AND SHAREHOLDERS ARE NOT REQUESTED TO SEND US A PROXY.

ITEM 3. INTEREST OF CERTAIN PERSONS.

Previously described in this Information Statement on Schedule 14C in Item 1D.

ITEM 4. PROPOSALS BY SECURITY HOLDERS.

This item is not applicable

ITEM 5. DOCUMENTS INCORPORATED BY REFERENCE.

TGMP’s Annual Report on Form 10-K for the year ended September 30, 2009 is hereby incorporated by reference, and will be delivered with this Information Statement on or about April 30, 2010 to the holders of Common Stock as of the Record Date of April 4, 2010.

TGMP’s Current Report on Form 8-K filed on April 4, 2010 is hereby incorporated by reference, and will be delivered with this Information Statement on or about April 30, 2010 to the holders of Common Stock as of the Record Date of April 4, 2010.

Only one information statement to security holders is being delivered to multiple security holders sharing an address unless TGMP has received contrary instructions from one or more of the security holders. Upon written or oral request, a separate copy of an information statement can be provided to security holders at a shared address. For an oral request, please contact the company at (720) 932-8389. For a written request, mail request to 16 Market Square Centre, 1400 16th Street, Ste 400, Denver CO 80202.

Our Annual Report on Form 10-K, for the year ended September 30, 2009, including audited financial statements as of that date, are available on request. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and quarterly reports, proxy statements and other information with the Securities Exchange Commission. Reports, proxy statements and other information filed by TGMP can be accessed electronically by means of the Security Exchange Commission's home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com or http://www.otcbb.com.

You can read and copy any materials that we file with the Securities Exchange Commission at the Securities Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. A copy of any public filing is also available, at no charge, from the Company.

                                                                           TEEN GLOW MAKEUP, INC.

                                                                           /s/ Johannes Petersen
                                                                           Johannes Petersen
                                                                           President
Dated: April 20, 2010

By the order of the Board of Directors
                                                                           By: /s/ Johannes Petersen
                                                                          Johannes Petersen
                                                                          Chairman of the Board of Director